EXHIBIT 16.1

May 2, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:
We have read the statements of SHAMIKA 2 GOLD, INC. (formerly Aultra Gold, Inc.)  (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K dated March 25, 2011 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Gruber & Company, LLC